Exhibit 10.4

EATON VANCE EMPLOYEE LOAN PROGRAM
(as revised effective October 31, 2006)

1.  Purpose. The purpose of the Eaton Vance Employee Loan Program (formerly called the Eaton Vance Corp. 1998 Executive Loan Program)(the “Program”) is to benefit Eaton Vance Corp. and its present or future subsidiaries (together, or separately, the “Company,” as the context may require) by enhancing the Company’s ability to attract and retain those officers (other than executive officers) and other key employees of the Company who are in a position to make substantial contributions to the ongoing success of the Company. The Program is intended to complement the incentives now offered by the Company to its employees which allow them to acquire shares of Eaton Vance Corp. Non-Voting Common Stock (“Eaton Vance Stock”). To accomplish this purpose, the Program provides loans to finance exercises of incentive stock options and non-qualified stock options granted under various stock option plans maintained by the Company, all as the Compensation Committee of the Board of Directors of Eaton Vance Corp. (the “Committee”) determines.

2.  Participation. Participation in the Program shall be limited to those officers (other than executive officers of Eaton Vance Corp.) and key employees of the Company who are determined by the Committee as being eligible to so participate (the “Participants”). For purposes of the Program, executive officers of Eaton Vance Corp. include the President and Chief Executive Officer, the Executive Vice President, and the following Vice Presidents: the Chief Financial Officer, the Chief Legal Officer, the Chief Administrative Officer, the Chief Accounting Officer, and the Chief Sales and Marketing Officer.

3.  Administration. The Committee shall administer the Program and have exclusive power to determine (a) which officers and key employees shall become Participants, (b) the time or times at which such offer shall be made, and (c) the amount to be loaned to any Participant. The interpretation and instruction by the Committee of any provision of the Program or of any agreement or other matter related to the Program shall be final unless otherwise determined by the Committee or the Board of Directors of Eaton Vance Corp. The Committee may delegate any of its powers and responsibilities under the Program to the Treasurer of Eaton Vance Corp.

4.  Amount Available for Loans. The aggregate amount of loans under the Program and under the Company’s 1997, 1995 and 1984 Executive Loan Programs which may be outstanding at any one time shall not exceed $10,000,000. All loans under the Program must be made on or before October 31, 2010.

5.  Terms of Notes. Each loan made under the Program shall be evidenced by a promissory note executed and delivered by the Participant to Eaton Vance Management (the “Note”). Each Note shall be subject to the following terms and conditions:

(a)	The participant shall be personally liable on the Note.

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(b)	The maximum term to maturity of the Note shall be seven years; provided, however, that the Note shall become immediately due and payable as of the date a Participant ceases to be employed by the Company for any reason other than age, disability or death.

(c)	Each Note shall provide for the payment of interest at such annual rate as may be set by the Committee, which rate shall not be less than that necessary to avoid the loan being characterized as either (i) carrying “unstated interest” within the meaning of §483 of the Internal Revenue Code of 1986, as amended (the “Code”) in the case of loans the proceeds of which are used to acquire shares of Eaton Vance Stock from the Company or (ii) a “below-market loan” within the meaning of §7872 of the Code in all other cases.

(d)	The Committee, in its discretion, may require that amounts payable with respect to the Note be secured by collateral of such nature and of such value as the Committee determines. Where the purpose of the loan is to finance the purchase of Eaton Vance Stock, and where the Note is secured, all or in part, by “margin securities” as defined in Regulation G promulgated by the Board of Governors of the Federal Reserve System, the Note shall contain such further terms and conditions as are required by said Regulation G.

6.  Effective Date. The effective date of the revised Program is July 9, 2003, the date on which it was approved by the Board. The revisions to the Program approved on July 9, 2003, are designed to implement the provisions of section 402 of the Sarbanes-Oxley Act of 2002, and do not affect any loans existing under the Program on or prior to July 30, 2002; provided, that no material modification shall be made to any term of any such loans outstanding to any director or executive officer of the Company.

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